Exhibit 10.32

OPENDOOR LABS INC.

1 Post Street, 11th Floor
San Francisco, California 94104

September 3, 2020

Carrie Wheeler

VIA EMAIL

Dear Carrie:

Opendoor Labs Inc., a Delaware corporation (the “Company”), is pleased to offer you employment as the Company’s Chief Financial Officer on the terms described in this letter agreement (this “Agreement”). Your employment shall commence no later than September 3, 2020 (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1.           Employment. As Chief Financial Officer, you will be responsible for overseeing the Company’s financial operations, including the Company’s budgeting and forecasting processes, and other responsibilities consistent with your title as may be directed by the Company’s Chief Executive Officer, to whom you will report. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You will initially work remotely; at such time as the Company reopens its offices in San Francisco, California, that will be your primary office location. The Company reserves the right to require reasonable business travel.

2.           Salary. You will be paid a base salary at the annual rate of $350,000, to be paid (net of applicable taxes, withholding and any other deductions) in accordance with the Company’s regular payroll practices. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation. The Company may change your base salary from time to time with seven days’ advance notice, subject to the terms and conditions set forth herein.

3.           Sign-on Payment. The Company will make a one-time payment to you of $100,000, net of applicable taxes, withholding and any other deductions, as an advance, within five business days of the Start Date. If you resign your employment with the Company without Good Reason (as defined below), or the Company terminates your employment for Cause (as defined below), at any time prior to the first anniversary of your Start Date, you shall repay, within 30 days of your last day of employment with the Company, the entire $100,000, less any taxes thereon to the extent such taxes are not refundable to you. However, the Sign-on Payment shall not subject to repayment if your employment is terminated without Cause or you resign with Good Reason at any time.

4.           Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans, to the same extent as other executive officers of the Company. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

5.           Equity.

(a)           RSU Awards – Time-Based Vesting.

(1)            The Company shall grant you a restricted stock unit award covering 2,160,000 shares (as adjusted for stock splits, combinations and the like) of the Company’s Common Stock (the “Initial TRSUs”) effective as of the Start Date. The Initial TRSUs shall be subject to both time- and liquidity-based vesting requirements. The vesting requirement shall have a vesting commencement date of the Start Date, and shall be satisfied (A) as to 25% of the shares, on the first anniversary of the Start Date, and (B) as to the remaining 75% of the shares, quarterly over a three-year period commencing on such first anniversary, in all cases subject to your continued employment with the Company on each such vesting date, except as otherwise stated herein.

(2)            The Company shall grant you a restricted stock unit award covering 250,000 shares (as adjusted for stock splits, combinations and the like) of the Company’s Common Stock (the “Additional TRSUs”) as soon as practicable following the third anniversary of the Start Date (and not later than the next regular Board of Directors meeting occurring after such third anniversary), provided (A) you are employed by the Company on the date of grant and (B) a Change of Control has not occurred prior to the date of grant, except as otherwise provided herein. The Additional TRSUs shall be subject to both time-based vesting requirements and (if a Listing Event (as defined in Exhibit A) has not occurred by the date of grant thereof) liquidity-based vesting requirements. In the event a Liquidity Event has occurred prior to the date of grant of the Additional TRSUs, the Additional TRSUs will be for the class of common stock that is publicly traded. The time-based vesting requirement shall have a vesting commencement date of the third anniversary of the Start Date and shall be satisfied quarterly over a two-year period commencing on such third anniversary, in all cases subject to your employment with the Company on each such vesting date, except as otherwise stated herein.

(b)           RSU Award – Performance-Based Vesting. The Company shall grant you a restricted stock unit award covering 300,000 shares (as adjusted for stock splits, combinations and the like) of the Company’s Common Stock (the “PRSUs”) effective as of the Start Date. The PRSUs shall be subject to both performance- and liquidity-based vesting requirements. The performance-based vesting requirements shall be satisfied as set forth on Exhibit A.

(c)           Other Terms. The liquidity-based vesting requirement for the Initial TRSUs, the Additional TRSUs and the PRSUs (together, the “RSUs”) shall be satisfied on the consummation of the first to occur of a Change of Control (as defined below) or a Listing Event, provided that, in either case, such event occurs prior to the seventh anniversary of the grant date of the applicable RSUs. The RSUs shall provide for an automatic sell-to-cover arrangement in respect of applicable withholding taxes following the first release of shares from the Lockup (as defined on Exhibit A), if any, following a Listing Event. Shares in respect of any vested portion of the RSUs shall be delivered to you as soon as reasonably practicable following the applicable vesting date but in no event later than two and one-half months after the end of the calendar year following the calendar year in which such RSUs vest. The RSUs shall also be subject to the provisions of the Company’s 2014 Stock Plan, as amended, under which they will be awarded and the applicable RSU award agreement, each of which has previously been provided to you; provided that the Company shall not have the right to cancel the RSUs without consideration pursuant to Section 10(c)(E) of the Company’s 2014 Stock Plan.

(d)           Director Equity Awards. In the event that any equity awards that you received in connection with your service as a member of the Company’s Board of Directors are unvested as of the Start Date, any such awards shall become fully vested as to service as of such date.

6.           Compliance with Confidentiality Information Agreement and Company Policies. As a condition of employment, you agree to sign and comply with the Company’s Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit B. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

7.            Protection of Third-Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company on and after the Start Date. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

8.            Employment Relationship.

(a)           The Company shall have the right to terminate your employment hereunder without Cause upon 30 days’ prior written notice and you shall have the right to resign upon 30 days’ prior written notice for any reason or for no stated reason and at any time. The notice period does not commence until the notice is actually received by the other party. The Company reserves the right to terminate your employment without regard to the 30-day notice period, provided it makes payment for salary otherwise payable during such 30-day period in your final paycheck. The Company also shall have the right to terminate your employment for Cause without advance notice.

(b)           As an additional benefit to you, in the event your employment is terminated without Cause or you resign for Good Reason prior to such time as the performance-based vesting criteria for the PRSUs are satisfied, the PRSUs shall remain outstanding and shall vest as to performance when the applicable performance-based vesting criteria are satisfied, provided they are satisfied within 60 days after such termination. In the event such performance-based vesting criteria are not satisfied by the end of such 60-day period, the PRSUs will expire.

(c)           As an additional benefit to you, in the event your employment is terminated without Cause or you resign for Good Reason prior to the first anniversary of the Start Date, then, effective as of your employment termination date, you shall be deemed to have satisfied the time-based vesting requirements with respect to 25% of the Initial TRSUs, and such portion of the Initial TRSUs will remain outstanding and eligible to vest upon satisfaction of the liquidity-based vesting requirements.

(d)           As an additional benefit to you, if: (1) the Company consummates a Change of Control (as defined below); and (2) your employment is terminated without Cause or if you resign from the Company for Good Reason, in either case in connection with or within 12 months after a Change of Control, then effective as of your employment termination date, 100% of your then remaining unvested Initial TRSUs and Additional TRSUs shall become fully vested.

(e)           The acceleration of vesting provided in subsections (b), (c) or (d) above is conditioned upon: (1) you continuing to comply with your obligations under this Agreement and your Confidentiality Agreement; and (2) you signing, delivering to the Company, and allowing to become effective a general release of claims in favor of the Company in the standard form provided by the Company to its executive officers within the applicable time period set forth therein.

(f)            For purposes of this Agreement, “Cause” means your employment is terminated for any of the following reasons: (1) any material breach by you of this Agreement, the Confidentiality Agreement or any material written policy of the Company and, if curable, your failure to cure such breach within 30 days after receiving written notice thereof; (2) intentional repeated willful misconduct or gross neglect of your duties and your failure to cure, if curable, such condition within 30 days after receiving written notice thereof; (3) your willful repeated failure to follow reasonable and lawful instructions from the Board of Directors of the Company or the Company’s Chief Executive Officer, and your failure to cure, if curable, such condition within 30 days after receiving written notice thereof; (4) your conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (5) your commission of or participation in an act of fraud against the Company; or (6) your intentional material damage to the Company’s business, property or reputation.

(g)           For purposes of this Agreement, “Change of Control” means (1) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (2) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (3) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

(h)           For purposes of this Agreement, “Good Reason” means your resignation from employment with the Company if you resign as result of the occurrence of any of the following: (1) a material reduction in your job responsibilities, duties or authority (provided that a mere change in title to an employment position that is substantially similar to the prior employment position held shall not constitute a material reduction in job responsibilities, duties or authority); (2) a change in your reporting requirements so that you no longer report solely to the person serving as the chief executive officer of Opendoor and/or the Company's Board of Directors (provided that a change in reporting structure such that you report primarily to such chief executive officer and/or Board of Directors of the Company following a Change of Control shall not constitute a change in your reporting requirements under this clause (2)); (3) a material reduction in your base salary unless such reduction is in connection and proportional to reductions to the base salary reductions of the other members of the management team and such reduction does not exceed 20% of your base salary; (4) the material breach of this Agreement or the Confidentiality Agreement by the Company; or (5) the requirement by the Company that you transfer your place of employment to a location that is outside of the greater San Francisco Bay Area. In order to resign for Good Reason, you must provide written notice to the Company’s Chief Executive Officer within 30 days after you obtain actual knowledge of the existence of Good Reason, setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

9.            Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. Nothing in this Agreement shall prohibit or restrict you from managing your personal investments in companies that are not competitive with the Company or engaging in civic, charitable, religious or political activities, sitting on a non-profit, professional, or industry boards, conducting personal speaking engagements, or serving as a member of the board of directors of up to two publicly traded corporations (other than, for the avoidance of doubt, any corporation that is known by you to compete with the Company (or is planning or preparing to compete with the Company), in any line of business engaged in (or planned to be engaged in) by the Company), in each case, provided such endeavors or service do not materially interfere with your obligations under this Agreement.

10.            Return of Company Property. Within five days following the termination of your employment for any reason (or earlier if requested by the Company), you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five days after your termination of employment (or earlier if requested by the Company) you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this section. You may however keep documents evidencing your terms of employment, equity holdings and grants, and compensation without violation of this section 10.

11.         Miscellaneous.

(a)            Proof of Right to Work. This offer is contingent upon satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet this condition.

(b)            Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(c)            Entire Agreement. You acknowledge and agree that as of your execution of this Agreement, your sole entitlement to any compensation or benefits from the Company will be as set forth in this Agreement. This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof.

(d)            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.

(e)            Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.

(f)            Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(g)            Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.

(h)            Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to: (i) conduct business electronically; (ii) receive such documents and notices by such electronic delivery; and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(i)            Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this Arbitration section shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004 (as amended), the California Fair Employment and Housing Act (as amended), or the California Labor Code (as amended), to the extent any such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act (“FAA”) or otherwise invalid. You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. or its successor (“JAMS”), in San Francisco, California, pursuant to the JAMS Employment Rules & Procedures (which can currently be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). This paragraph shall be construed and interpreted in accordance with the laws of the state in which you work and the FAA. In the case of a conflict, the FAA will control. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to hr@opendoor.com stating your intent to opt out within 30 days of signing this Agreement.

(j)            Indemnification. During your employment you shall be subject to and covered by a written indemnification agreement between you and the Company in the form provided by the Company.

To indicate your acceptance of the Company’s offer of continued employment, please sign and date this Agreement and the enclosed Confidentiality Agreement in the space provided below and return them to me within two business days of the date of this letter.

Very truly yours,

OPENDOOR LABS INC.

By:
Eric Wu
Chief Executive Officer

ACCEPTED AND AGREED:

CARRIE WHEELER

9/9/20

Exhibit A: PRSU Performance Vesting Terms

Exhibit B: Confidentiality Agreement

Exhibit A

PRSU Performance Vesting Terms

The PRSUs shall vest as to performance upon the first of the following to occur after the Start Date, in each case subject to your continued employment through the vesting date:

(1)            The Company consummates (a) an initial public offering or direct listing of any class of common stock of the Company or (b) a merger (or similar transaction) with a special purpose acquisition company, the result of which is that any class of common stock of the Company or the parent or successor entity of the Company is listed on the New York Stock Exchange, the Nasdaq Stock Market or other securities exchange (a “Listing Event”) on or before December 31, 2024 and thereafter the volume-weighted average closing price (“VWAP”) of the class of common stock that is publicly traded over a 60-day period starting on any date on or after the first trading day of such class of common stock following the first release of shares from any lockup agreement restricting sales of shares following an initial public offering, direct listing or merger with a special purpose acquisition company, as the case may be (the “Lockup”), is (a) if the Listing Event is an initial public offering or direct listing of any class of common stock of the Company, at least $26.66, or (b) if the Listing Event is a transaction with a special purpose acquisition company, that price per share equal to $26.66 divided by the conversion ratio in such transaction (i.e., the number of shares of parent or successor entity stock (plus the share equivalent of any cash or other consideration) delivered with respect to each share of Company Common Stock) (the applicable price per share for the Listing Event, pursuant to clause (a) or (b), the “Minimum Price”).

(2)            The Company consummates a Listing Event on or before December 31, 2024 and thereafter consummates a Change of Control in which the value paid for each share of each class of common stock of the Company in connection with the Change of Control is at least the Minimum Price. In the event of a stock-for-stock acquisition, the value of the acquiror’s shares shall be valued based on the 60-day VWAP ending on and including the trading day occurring on the day prior to consummation of such Change of Control.

(3)           Prior to a Listing Event, the Company sells shares of convertible preferred stock with gross proceeds to the Company of at least $100,000,000 at a price per share (calculated on an as-converted to Common Stock basis) of at least $26.66.

Each of the foregoing prices per share shall be automatically adjusted in the event of stock splits, any extraordinary dividend or other extraordinary distribution, combinations and the like occurring after the date of this Agreement.

Exhibit B

CONFIDENTIALITY AGREEMENT

OPENDOOR LABS INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Opendoor Labs Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, the “Company”), the compensation paid to me now and during my employment with Company, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Invention Assignment Agreement with Employer (the “Agreement”) and agree as follows:

1.    Confidential Information Protections.

1.1      Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company or as approved by an officer of Company. I will obtain written approval by an officer of the Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2       Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to the Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit: (x) my right to discuss my employment or unlawful acts in the Company’s workplace, including but not limited to sexual harassment; (y) my right to report possible violations of law or regulation with any federal, state or local government agency; or (z) my right to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under applicable “whistleblower” statutes or other provisions of law or regulation to the extent that any such rights described in (x)-(z) are not permitted by applicable law to be the subject of nondisclosure obligations.

1.3      Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.

1.4      No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2.    Assignments of Inventions.

2.1      Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship; (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, prepared, produced, authored, edited, amended, reduced to practice, or learned by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

2.2      California Limited Exclusion Notification.

(a)            I acknowledge that California Labor Code section 2870(a) provides that I cannot be required to assign to Company any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secret information, except for Inventions that either (i) relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development, or (ii) result from any work performed by me for Company (“Nonassignable Inventions”).

(b)            To the extent that a provision in this Agreement purports to require me to assign a Nonassignable Invention to Company, the provision is against the public policy of the state of California and is unenforceable.

(c)            This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

2.3      Prior Inventions.

(a)           On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii)  are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b)            I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

Employee Confidential Information and Inventions Assignment Agreement

2.4      Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5      Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

2.6      Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7      Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8      Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

2.9      Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by the Company.

3.    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

Employee Confidential Information and Inventions Assignment Agreement

4.     Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.     No Solicitation of Employees, Consultants or Contractors. To the extent permitted by applicable law, I agree that during my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of Company) solicit, induce, encourage any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company.

6.     Reasonableness of Restrictions. I have read this entire Agreement and understand it. I agree that (a) this Agreement does not prevent me from earning a living or pursuing my career, and (b) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 12.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

7.     No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

8.     Return of Company Property. When I am no longer employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.

9.     Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. If Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.

10.  Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

Employee Confidential Information and Inventions Assignment Agreement

11.  Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 5 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

12.  General Provisions.

12.1       Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.

12.2       Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

12.3       Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

12.4       Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

12.5       Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

12.6       Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.7       Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

12.8       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.9       Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

Employee Confidential Information and Inventions Assignment Agreement

12.10             Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 and Section 2.3(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement

This Agreement will be effective as of the date signed by the Employee below.

EMPLOYER:	EMPLOYEE:

(Signature)	(Signature)

Eric Wu	Carrie Wheeler
(Printed Name)	(Printed Name)

CEO	9/9/20
(Title)	(Date Signed)

Prior Inventions

1.	Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

☒	No Prior Inventions.

☐	See below:

☐	Additional sheets attached.

2.            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

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